                              EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of October 1, 1999, by and between NAUTICA ENTERPRISES INC. (the "Company"), a Delaware Corporation, and John Varvatos (the "Executive").

            In consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

            1. Employment. The Company hereby employs the Executive and the Executive agrees to serve the Company as the President and Chief Executive Officer of the John Varvatos Company (the "Division") of the Company, and the Executive agrees to perform in such capacity such duties as may from time to time be assigned to him by the Company and the senior management of the Company. The amount of funding and resources allocated to the Division will be in the sole discretion of the Company.

            2. Extent of Services. The Executive shall serve as President and Chief Executive Officer of the Division and shall have such responsibilities, duties and authority as are generally associated with the position of President and Chief Executive Officer and as may from time to time be assigned to the Executive by the Board of Directors of the Company and/or the CEO. The Executive agrees to devote his entire business time, best efforts, skills and attention to fulfilling the performance of his duties and responsibilities hereunder faithfully and diligently.

            3. Term. The term of the Executive's employment heretofore commenced on September 21, 1998, and except in the case of earlier termination as hereinafter specifically provided, shall continue until February 28, 2002 (the "Term"). Following this initial term, this Agreement shall be extended automatically in three year segments, unless either party gives written notice of nonextension at least ninety (90) days prior to each Automatic Renewal Period.

            4. Compensation.

               (a) Salary. For all services to be rendered by the Executive hereunder, the Company agrees to pay to the Executive, and the Executive agrees to accept, a current salary at a rate of $650,000 per the Company's fiscal year ending February 29, 2000 (the "Salary"). The Salary shall be payable in equal installments pursuant to the Company's payroll practice as may be in effect from time to time or in any other manner the Executive and the Company agree. Effective March 1, 2000, the Salary will be increased to $700,000 per the Company's fiscal year. Thereafter, each year starting on March 1, the Salary will be increased in an amount to be determined by the Company from time to time in its sole discretion, but in no case less than five percent (5%), unless mutually agreed upon to be less.

               (b) Bonus. The Executive shall be entitled to receive an annual bonus in accordance with the bonus policies of the Company in effect from time to time for other employees of comparable seniority, as determined by the CEO of the Company in his sole discretion from time to time.

            5. Benefits.

               (a) The Executive shall, as of the effective date of his employment with the Company, also be eligible to participate in any and all group insurance, hospital, major medical and disability benefits or other fringe benefits of the Company, as established by the Company from time to time for employees of comparable seniority in accordance with and subject to the eligibility and other provisions of any such plans or programs. The terms and conditions of such benefits may be changed from time to time in the Company's sole discretion.

               (b) The Executive shall be entitled to participate in any stock option, compensation, retirement, pension, welfare or other incentive plans generally available from time to time to employees of comparable seniority of the Company, in accordance with and subject to the eligibility and other provisions of such plans and arrangements.

               (c) During the term of this Agreement, provided such insurance is obtainable, the Company shall maintain in force, with Executive's designated beneficiary, a life insurance policy providing a benefit at Executive's death of at least Five million dollars ($5,000,000), such policy to be subject to a split-dollar agreement between Executive and the Company providing for reimbursement to the Company from the proceeds of such policy in the aggregate amount of premiums paid by the Company in connection with such policy.

               (d) The Company will pay or reimburse the Executive for all reasonable and necessary travel, entertainment and other business expenses incurred by him in connection with his duties on behalf of the Company in accordance with the general expense policies of the Company in effect from time to time for employees of comparable seniority of the Company, upon timely presentation of satisfactory documentation.

               (e) The Executive shall be entitled to a car allowance for the lease, insurance, maintenance, housing and repair of an automobile in accordance with the Company's automobile expense polices in effect from time to time for employees of comparable seniority of the Company.

               (f) The Executive shall be entitled to vacation in accordance with the Company's vacation policies in effect from time to time for employees of comparable seniority of the Company.

            6. Place of Performance. The Executive will be based at an office provided and paid for by the Company in New York, New York, and will travel to such other locations throughout the world as are appropriate or required in connection with the performance of his duties.

            7. Use And Registration Of Names.

               (a) Consents. It is the desire of the Executive and the intent of Nautica to use for any purpose whatsoever the names JOHN VARVATOS, VARVATOS and JOHN VARVATOS COMPANY and any derivations thereof of such names now or hereafter developed or created (the "Designer Names"), in plain block letters, stylized letters and/or logo formats, including without limitation the John Varvatos signature, as trademarks and service marks of Nautica (the "Marks") to the extent that such names are available and may be used without infringing upon the rights of any third persons. The Executive specifically consents to (i) the use by Nautica of the Designer Names, during and following the period of his employment by Nautica hereunder (the "Employment Period"), as trademarks and service marks of Nautica, and (ii) the registration of the Marks, during and following the Employment Period, as trademarks and/or service marks of Nautica in any and all countries and jurisdictions of the world.

               (b) Assignment and Acknowledgment. The Executive hereby assigns to Nautica all rights, title and interests and his common law rights in the Marks, including the good will attached thereto. The Executive acknowledges that hereafter Nautica is and will be the sole owner of all right, title and interest in and to the Marks throughout the world.

               (c) Additional Documents. The Executive hereby confirms his consent to the registration of the Marks by Nautica in all countries and jurisdictions of the world by signing the Consent form attached hereto as Exhibit A. The Executive agrees that from time to time during and after the Employment Period, at the request of Nautica or its successor, assignee or related company, he shall, without the payment of any additional consideration, execute such additional documents as are required or useful in obtaining registrations of any of the Marks in any country or jurisdiction, including without limitation any form of consent required by the relevant governmental authority of any country or jurisdiction which does not accept the form of Consent attached as Exhibit A. In the furtherance of the Company's rights in and to the Marks, the Executive grants to Company an irrevocable power of attorney to execute any and all documents as may be necessary or appropriate to effectuate such and confirm Company ownership and registration right in and to the Marks.

               (d) Additional Restrictions. The Executive agrees never to challenge the validity of Nautica's ownership of the Marks or of any registration or application for registration thereof. The Executive agrees that he shall not at any time during or after the Employment Period use as a trademark or service mark any name or mark which is confusingly similar to any of the Marks, except as specifically permitted by Nautica.

               (e) Representations And Warranties Of Executive. The Executive represents and warrants to Nautica that (i) he has not granted any rights in the Designer Names to any third party, (ii) to his knowledge, the use by Nautica of the Designer Names as trademarks and service marks of Nautica will not conflict with or infringe upon the rights of any third party, and (iii) he is not a party to any agreement or arrangement that would prevent him from entering into this agreement.

            9. Termination of Employment. (a) By the Company. During the employment relationship, the Company may terminate the Executive's employment for Cause (as defined in


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                                                                               4





Section 11), upon written notice to the Executive. If the Company terminates the Executive's employment during the Term for Cause, the Executive shall have no further rights hereunder after the date of early termination, all obligations of the Company to provide compensation and benefits (including, without limitation, the obligation to pay the Salary) shall cease, effective as of the date of early termination, except that any unpaid Salary accrued as of such date shall be paid to the Executive within a reasonable time of such early termination. The Company's rights under this Agreement or otherwise, if any, against the Executive shall survive any such termination of this Agreement.

               (b) Death or Permanent Disability. In the event of the Executive's death or "permanent disability" (as hereinafter defined) during the Term, this Agreement shall terminate immediately, and the Company shall pay the Executive, or the Executive's executor or other legal representative, as the case may be, the Salary which would otherwise be due the Executive through the date on which such termination becomes effective. For purposes of this Agreement, "permanent disability" shall mean that the Executive is unable to perform the essential functions of his position, with or without reasonable accommodation, by reason of a physical or mental impairment that is reasonably expected to be permanent.

               (c) By the Executive. The Executive may terminate this Agreement upon a Change of Control Event. For purposes hereof, Change of Control Event shall mean:

                     (i) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee) or any person, entity or group specifically excluded by the Board, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or

                     (ii) When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month requirement shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24 month period) or through the operation of this proviso; or

                     (iii) The date of approval by the stockholders of the Company of an agreement providing for a merger or consolidation of the Company with another corporation where (i) the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or (ii) where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger.

            10. Severance. (a) If the Executive's employment is terminated by the Company for any reason other than as set forth in subsections 9(a) or (b), the Company shall pay to the Executive, on the date of such termination, an amount equal to the lesser of (i) 12 months base salary then in effect, if more than 12 months of the Term remain; or (ii) the annual base salary remaining for the Term if less than 12 months of the Term remain.

                 (b) If the Executive's employment is terminated by the Executive for the reasons set forth in subsection 9(c) above, the Company shall pay to the Executive, on the date of such termination,

                     (i) a lump-sum payment equal to the excess of (A) the product of 2.90 multiplied by the "base amount" as determined for the Executive within the meaning of Section 2806 of the Code over (B) the value on the date of the Change of Control Event of the non-cash benefits provided under subsections 10(ii)(iv) (v) and (vi) hereof;

                     (ii) life, disability, accident and group health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the Change of Control Event for a three-year period after termination of the Executive's employment;

                     (iii) immediate vesting in all theretofore non-vested benefits accrued under all bonus plans, long-term incentive compensation plans, stock option plans, restricted stock or . similar plans or any other deferred compensation plans or other fringe benefits or perquisites of the Company which the Company maintains or has adopted and in which the Executive participated, or otherwise was entitled to benefits under;

                     (iv) the use of professional outplacement services by qualified consultants retained by the Executive at the expense of the Company;

                     (v) the automobile allowance which had theretofore been made available to the Executive for a period of three years after the termination of employment; and

                     (vi) all amounts in respect of club association or similar fees and dues covering the Executive which had theretofore been made available to the Executive for a three-year period after the termination of employment.

            11. "Cause". "Cause" shall mean, in respect of the termination of the Executive's employment by the Company, (i) any act or omission which constitutes a material breach by the Executive of this Agreement; (ii) failure of the Executive to report to work on a regular basis during normal working hours; (iii) a conviction or plea of guilty or nolo contendere to a felony (or indictable offense) or a misdemeanor (or summary conviction offense) involving moral

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turpitude; (iv) the Executive's grossly negligent or willful violation of corporate policy or reasonable and appropriate directions from senior management of the Company; (v) material breach of the Executive's fiduciary duties; (vi) any statement or act by the Executive which violates the Company's personnel policies then in effect or which reasonably might expose the Company to any claim or legal action; or (vii) the performance of any act or failure to perform any act (other than in good faith) to the detriment of the business of the Company.

            12. Cessation of Employment Of Harvey Sanders. In the event that during the Executive's term of employment with the Company, Harvey Sanders is no longer employed by the Company for any reason, by the latter of six months after such cessation of employment or five years after the Division sells its first product, the Company will be obligated to choose one of the following options to offer to the Executive: (i) Spin-off to the Company's shareholders the Division with the Executive as Chief Executive Officer of such entity; (ii) Sell the Division to the Executive at fair market value, to be determined pursuant to an appraisal performed by qualified independent appraisers selected by the Company;
(iii) pay the Executive annually an amount equal to 10% of the Division's net income (after taxes) for so long as he remains Chief Executive Officer of the Division. In the event the Company elects the option set forth in subsection 12(iii) hereinabove, the annual payments set forth therein will continue to the Executive if he ceases to be Chief Executive Officer for the Division only in the event that his employment is involuntarily terminated by the Company other than for cause (as defined in Section 11). At anytime, the Company can elect to cease making the annual payments provided in subsection 12(iii) hereinabove by making a lump sum payment to the Executive in an amount equal to two (2) times the Division's average annual net income (after taxes) for the prior three (3) years. In no event, however, will this sum exceed $50 million.

            13. Confidentiality. The Executive acknowledges that, in the course of his employment, he has had and will have access to and has become and will become aware of and informed of confidential and /or proprietary information that is a competitive asset of the Company, its subsidiaries and affiliates, including, without limitation the terms of agreements or arrangements between the Company and any third parties, marketing strategies, marketing methods, development ideas and strategies, personnel training and development programs, financial results, strategic plans and demographic analyses, trade secrets, business plans, product designs, statistical data, and any non-public information concerning the Company, its employees, suppliers, resellers, or customers (collectively, "Confidential Information"). The Executive will keep all Confidential Information in strict confidence while employed by the Company and thereafter and will not directly or indirectly make known, divulge, reveal, furnish, make available or use any Confidential Information (except in good faith in the course of his regular authorized duties on behalf of the Company and for the benefit of the Company). The Executive's obligations of confidentiality hereunder will survive the termination of this Agreement, until and unless any such Confidential Information becomes, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive's obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

            14. Employee Conceptions and Developments. The Company shall own all Intellectual Property Rights in and to, and, for the duration of such Intellectual Property Rights have the exclusive rights of commercial exploitation with respect to, all Conceptions and Developments made individually or jointly by Executive during the Term or any extension thereof (the "Period"). Any application made within six months after the Period to register or protect any Intellectual Property as to which Executive was an inventor, author or assignor shall be presumed to have been originally made during the Period and subject to the Company's ownership pursuant to the foregoing sentence. For purposes hereof, the term "Conceptions and Developments" means all creative, expressive, branding or technological conceptions, discoveries and developments of any nature, including without limitation conceptions for products and processes, inventions, designs, writings, graphics, animations and other works or authorship, specifications, drawings, methods, formulas and branding proposals, and any implementations, improvements, derivative works or modifications thereof, and the term "Intellectual Property Rights" means all U.S. and foreign patents, copyrights, trademarks, trade secret, publicity and similar rights.(including without limitation any and all common law rights), and all rights of priority under international conventions to make application with respect thereto. All Conceptions and Developments arising during the Period by virtue of either of the first two sentences of this Section 14 are referred to as the "Covered Conceptions and Developments". Executive shall be obligated to assign to the Company all inventions included in the Covered Conceptions and Developments. All works of authorship included in the Covered Conceptions and Developments shall be deemed "works made for hire" to the maximum extent they may qualify as such under 17 U.S.C. Section 101, and otherwise the copyright therein shall be deemed to have been fully assigned by Executive to the Company at the time such works were made. All Covered Conceptions and Developments, whether or not patentable, shall be promptly disclosed to the Company in writing, and shall be held in confidence by Executive and treated as "Confidential Information" subject to Section 13 hereof, until such time as the Company, in its sole determination, shall elect to make the subject matter thereof publicly known. All subject matter of the type that would fall within the definition of Conceptions and Developments, if any, that Executive conceived, invented, authored or developed prior to the Term ("Pre-existing Developments") shall be set forth in an annex attached hereto and initialed on behalf of both parties hereto at the time of execution hereof, and if there is no such annex attached hereto it shall be understood that there are no Pre-existing Developments. Executive agrees that, at the expense of the Company, he will, without additional compensation, take any such further action, including the rendering of all lawful testimony and assistance, and the execution and delivery to such instruments as the Company may require from time to time, to perfect, effectuate, register, record or enforce the Company's rights or interests in any of the Covered Conceptions and Developments. The Executive hereby irrevocably appoints the Company to be the Executive's attorney-in-fact to act in Executive's name, place and stead to do and execute any such act or instrument for the purpose of this Section. The Company shall be under no liability to account to the Executive for any revenue or profit derived or resulting from the use, exploitation or licensing of any of the Covered Conceptions or Developments subject to this Section 14.

            15. Employee Handbook. The provisions of the Company's Employee Handbook are hereby incorporated into this Contract by reference. By signing this Agreement, the Executive acknowledges that the Employee Handbook was attached to this Agreement; that the Executive

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has read and understands all of the provisions of the Employee Handbook; that the Executive will comply with such provisions; and that all such provisions are part of this Agreement.

            16. Consent to Jurisdiction. Both the Company and the Executive hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in the City of New York in any action or proceeding to enforce this Agreement and waive the defense of inconvenient forum to the maintenance of any such action or proceeding.

            17. Withholding taxes. The Company may withhold from any amounts payable under this Agreement all federal, state or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

            18. Representation. Each party represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person or entity.

            19. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

            20.  Miscellaneous.

                 (a) The Executive agrees that he will maintain as confidential the terms of this contract unless otherwise required by law or court order to disclose same, or to his legal or professional advisors.

                 (b) The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

                 (c) Any and all notices referred to herein shall be in writing and shall be deemed given three days after mailing in the United States, by certified or registered mail, postage prepaid, return receipt requested, or on the date of delivery, if delivered by hand to the Executive at the address set forth below his signature to this Agreement and to the Company at 40 West 57th Street, New York, New York 10019.

                 (d) This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Executive and his legal representatives, heirs, legatees and distributees, but shall not be assignable or delegable by the Executive.

                 (e) Except as otherwise provided in this Agreement or the employee benefit plans of the Company, this Agreement supersedes any and all prior written or oral agreements between the Company and the Executive or between the Executive and any predecessor of the Company and constitutes the entire agreement between the parties hereto with respect to such

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subject matter. No modification or amendment to this Agreement shall be effective unless in writing and signed by both parties hereto. No omission, delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise hereof, will constitute a waiver of such rights or of any other rights hereunder.

                 (f) This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

                 (g) This Agreement is executed and delivered in the State of New York and shall be governed by, and construed in accordance with, the laws of said state, without giving effect to its laws or rules governing conflict laws.

                 (h) Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under Sections 7, 13, and 14 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year appearing on page one of this Agreement.

                                         NAUTICA ENTERPRISES, INC.

      /s/ John Varvatos                     /s/ Harvey Sanders
-----------------------------            ------------------------------------
John Varvatos                            Harvey Sanders
                                         President & Chief Executive Officer
                                         40 West 57th Street
                                         New York, NY  10019

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                                    EXHIBIT A

       I, John Varvatos, a citizen of the United State of America, hereby consents to the use and registration of my name JOHN VARVATOS, and of the names VARVATOS and JOHN VARVATOS COMPANY and any derivations thereof of such names now or hereafter developed or created as trademarks or service marks in any country or jurisdiction of the world by Nautica Enterprises, Inc. or its successor, assign, or related company.

            /s/ John Varvatos
-----------------------------------
            John Varvatos

Subscribed and sworn to before me
this 24th day of January, 2000.

                 /s/
-----------------------------------
            Notary Public

                             SPLIT-DOLLAR AGREEMENT

            This Agreement made this 5th day of May, 2000, by and between Nautica Enterprises, Inc., a corporation having its principal office at 40 West 57th Street, New York, New York (the "Employer"), and John Varvatos (the "Employee"):

                                   WITNESSETH:

            WHEREAS, the Employee is a valuable and experienced employee of the Employer; and

            WHEREAS, the parties desire to establish a split-dollar life insurance plan; and

            WHEREAS, the Employee has applied for, and is the owner of the insurance policy or policies listed in Schedule A attached hereto, hereinafter referred to as the "Policy"; and

            WHEREAS, the Employer and the Employee agree to make the Policy subject to this Agreement; and

            WHEREAS, the Employee has assigned the Policy to the Employer as collateral for amounts to be advanced by the Employer under this Agreement by an instrument of assignment filed with the Insurer (hereinafter referred to as the Assignment);

            NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

            1. The parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the Assignment filed with the insurer relating to the Policy. The Employee shall be the sole and absolute owner of the Policy and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may be otherwise provided herein and in the Assignment.

            2. Any dividend declared on the Policy shall first be applied to purchase one year term insurance and the balance if any shall be applied to purchase paid-up additional insurance on the life of the Employee. The parties hereto agree that the dividend election provisions of the Policy shall conform to the provisions hereof.

            3. The premium for the Policy will be paid by the Employer during the Employee's employment by the Employer and will be allocated between the Employee and the Employer. With regard to the Policy, the Employee shall contribute, while the Employee is alive, an amount equal to the lesser of (a) the amount of the entire economic benefit (including any economic benefit attributable to the use of the policy dividends) attributable to the Employee, computed as provided herein, or (b) the amount of the premiums due on the policy. The economic benefit that would be attributable to the Employee, shall be computed in accordance with the I.R.S. Rev. Rul. 64-328, 1964-2 C.B. 11; Rev. Rul. 66-110, 1966-1 C.B. 12; Rev Rul. 55-747,
1955-2 C.B. 228; and Rev. Rul. 67-154, 1967-1 C.B. 11, as modified by subsequent rulings or applicable statutes. The Employer shall contribute annually out of its own funds a sufficient sum to pay the requisite net annual premiums i.e. the full premium less the amount the Employee has agreed to contribute. The Employee's share of the premium (term insurance allocation) shall be paid by the Employer, as agent for the Employee and shall be charged to the Employee as cash compensation (and for all purposes, including the Assignment, shall be deemed cash compensation and not Employer paid premium).

            4. The Assignment shall not be terminated, altered or amended by the Employee without the express written consent of the Employer. The parties hereto agree to take reasonable action to cause such Assignment to conform to the provisions of this Agreement.

            5.   a.   The Employer shall not borrow against the Policy without
the express written consent of the Employee.

                 b. Upon the Employee's attainment of age sixty-five (65), the Employee shall have the right to alter the dividend option and the right to take any action with regard to the cash value of the policy in excess of the collaterally assigned interest of the Employer.

            6.   a.   Upon the death of the Employee, the Employer shall
promptly take all action necessary to obtain its share of the death benefit provided under the Policy.

                 b. The Employer shall have the unqualified right to receive a portion of such death benefit equal to the total amount of its share of the premiums paid by it hereunder (hereinafter referred to as the Net Premiums), without interest. The balance of the death benefit provided under the Policy, if any, shall be paid directly by the Insurer to the Employee or to such other beneficiary or beneficiaries and in the manner designated by the Employee. No amount shall be paid from such death benefit to the Employee or to a beneficiary or beneficiaries designated by the Employee until the Employer or Insurer acknowledges in writing that the full amount due to the Employer hereunder has been paid. The parties hereto agree that the beneficiary designation provision of the Policy shall conform to the provisions hereof.

            7. The Employer shall not merge or consolidate into or with another organization, firm or person unless and until such succeeding or continuing organization, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement. Upon the occurrence of such event, the term Employer as used in this Agreement shall be deemed to refer to such successor or survivor organization. The obligations continuing hereunder shall require future payment of premiums only if (a) Employee's employment continues with such organization, firm or person or (b) an Agreement or arrangement beyond this Agreement so required.

            8.   a.   This Agreement shall terminate upon the occurrence of the
earliest of the following events: (i) the death of the Employee and the payment of proceeds pursuant to Section 6 of this Agreement, (ii) the Policy anniversary next following the Employee's attainment of age sixty-five (65), or (iii) the Employee is terminated by the Employer for Cause. For purposes of this Agreement, Cause means in respect of the termination of the Employee's employment by the Employer, (i) any act or omission which constitutes a material breach by the Employee of the Employment Agreement between Employee and Employer dated October 1, 1999; (ii) failure of the Employee to report to work on a regular basis during normal working hours; (iii) a conviction or plea of guilty or nolo contendere to a felony (or indictable offense) or a misdemeanor (or summary conviction offense) involving moral turpitude; (iv) the Employee's grossly negligent or willful violation of corporate policy or reasonable and appropriate directions from senior management of the Employer; (v) material breach of the Employee's fiduciary duties; (vi) any statement or act by the Employee which violates the Employer's personal policies then in effect or which reasonably might expose the Employer to any claim or legal action; or (vii) the performance of any act or failure to perform any act (other than in good faith) to the detriment of the business of the Employer.

                 b. Upon such termination under Section 8.a.(ii) or 8.a.(iii) of this Agreement, the Policy shall be partially surrendered in an amount necessary to repay the Employer the total amount of its share of the premiums paid by it hereunder (Net Premiums), without interest. In the event the cash surrender value of the Policy is insufficient to fully repay the Employer, the entire cash surrender value shall be used to repay the Employer without recourse to the Employee for the balance of the premium payments. Upon repayment of the premiums of the Employer, the Employer shall release its interest in the Policy, and the Employee will thereafter own the Policy free from this Agreement and the Assignment. The Employee agrees to execute any and all documents necessary to effect repayment of the premiums to the Employer as provided herein.

            9. If the Employee ceases to be employed by the Employer for any reason other than Cause, the Agreement shall remain in full force and effect.

            10. The parties hereto agree that this Agreement shall take precedence over any provisions of the Assignment. The Employer agrees not to exercise any right possessed by it under the Assignment except in conformity with this Agreement.

            11. This Agreement may not be amended, altered or modified except by a written instrument signed by the parties hereto and may not be otherwise terminated except as provided herein.

            12.  a.   The split-dollar arrangement contemplated herein is an
exempt welfare plan under regulation promulgated under Title I of the Employee Retirement Income Security Act of 1974 (ERISA).

                 b. For purposes of ERISA, the Employer will be the named Fiduciary and plan administrator of the split-dollar arrangement contemplated herein, and this Agreement is hereby designated as the written plan instrument.

                 c. The Employee or any beneficiary of his may file a request for benefits with the plan administrator. If a claim request is wholly or partially denied, the plan administrator will furnish to the claimant a notice of its decision within ninety (90) days in writing, and in a manner to be understood by the claimant, which notice will contain the following information:

                 (i)       the specific reason or reasons for the denial;

                 (ii) specific reference to pertinent plan provisions upon which the denial is based;

                 (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such material or information is necessary.

                 (iv) an explanation of the plan's claim-review procedure describing the steps to be taken by a claimant who wishes to submit his claim for review.

                 d. a claimant or his authorized representative may, with respect to any denied claim,

                 (i) request a review upon written application filed within sixty (60) days after receipt by the claimant of written notice of the denial of his claim;

                 (ii)      review pertinent documents; and

                 (iii)     submit issues and comments in writing.

Any request or submission will be in writing and will be directed to the plan administrator. The plan administrator will have the sole responsibility for the review of any denied claim and will take all appropriate steps in light of its finding. The plan administrator will render a decision upon review of a denied claim within sixty (60) days after receipt of a request for review. If special circumstances warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of request for review. Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension. The decision will be written in a manner to be understood by the claimant, as well as the specific references of the pertinent provisions of the plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits described above, the claim will be deemed denied on review.

            13. This Agreement shall be binding upon and inure to the benefit of the Employer and the Employee and their respective successors and assignees.

            14. Except as may be preempted by ERISA, this Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York.

            IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its officer thereunto duly authorized and the Employee has hereunto set his hand, all as of the day and year first above written.

                                             NAUTICA ENTERPRISES, INC.

                                             By:  /s/ Harvey Sanders
                                               ------------------------
                                                  Title:President

    /s/ John Varvatos
-----------------------------
     John Varvatos


                                   SCHEDULE A
                                   ----------

Insurance Carrier                      Policy No.             Face Amount
-----------------------------------------------------------------------------
New York Life Insurance                63 639 353             $5,000,000
  and Annuity Corporation